SUBSIDIARIES OF THE REGISTRANT
                                                             Other Names
                                   State of Incorporation      used in
         Name                         or Organization          Business
-------------------------------    ----------------------    -----------
In-House Rehab, Inc.                   Kentucky                 None

Daily Rehabilitation                   Florida                  None
  Institute of Ponte Vedra, Inc.

In-House Medical Resources, Inc.       Kentucky            None

RT Group, Inc.                         Indiana             None

In-House Rehab Partners, LLC           Kentucky            None

Rehab Tools, Inc.                      Delaware            None